UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2014

EVOLUCIA INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7040 Professional Parkway East, Sarasota, Florida  34240
(Address of principal executive offices) (zip code)

941-751-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24 2014, Thomas Seifert and Evolucia Inc. (the "Company") entered into an Employment Agreement pursuant to which Mr. Seifert agreed to serve as the Interim Chief Executive Officer and Interim Chief Financial Officer of the Company.  The Company is presently in search of a permanent Chief Executive Officer and Chief Financial Officer.

Mr. Seifert’s term of employment with the Company will be for three months on an at-will basis.  Both Mr. Seifert and the Company may terminate the employment relationship at any time without notice or cause.  In consideration for Mr. Seifert’s services as Interim Chief Executive Officer and Interim Chief Financial Officer, the Company shall compensate Mr. Seifert a monthly salary of $6,000.

Mr. Seifert has more than 13 years of general management, global operations and financial management expertise.  From January 2006 to present, Mr. Seifert has served as a principal of Rocky Mountain Advisors Corp. where he provides management and financial advisory services.  From April 2007 to March 2011, he served as Chief Financial Officer and a Board Member at World Surveillance Group Inc., where he was responsible for overseeing acquisitions, corporate strategy, treasury activities, tax planning, accounting, reporting, internal audit and investor relations.  Furthermore, Mr. Seifert served as Chief Financial Officer for Triad Communications Group, a company that provides wireless equipment installation and design and project management services (June 2011 to December 2011) and for GlobalNet Corporation, a public telecommunications company (November 1998 to August 2005).

There are no understandings or arrangements between Mr. Seifert and any other person pursuant to which he was appointed as an interim executive officer.  Mr. Seifert presently does not serve on any Company committee.  Mr. Seifert does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become an interim executive officer.  Mr. Seifert has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between Evolucia Inc. and Thomas Seifert dated April 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUCIA INC.

Date: April 25, 2014	By:	/s/ Jacqueline O’Sullivan
Name: Jacqueline O’Sullivan
Title: Authorized Person